EXHIBIT 99.1

Eagle Bancorp Montana Earns $2.7 Million, or $0.39 per Diluted Share, in Second Quarter of 2021; Increases Quarterly Cash Dividend by 28% to $0.125 per Share

HELENA, Mont., July 27, 2021 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today reported net income in the second quarter of 2021 of $2.7 million, or $0.39 per diluted share, compared to $5.7 million, or $0.84 per diluted share, in the second quarter a year ago, and $5.3 million, or $0.78 per diluted share, in the preceding quarter. Operating results for the second quarter of 2021 reflect lower contributions from gains on sales of mortgage loans compared to the preceding quarter. As expected, the robust mortgage activity from the prior year has begun to equalize.

Eagle’s board of directors increased its quarterly cash dividend by 28% to $0.125 per share on July 22, 2021. The dividend will be payable September 3, 2021 to shareholders of record August 13, 2021. The current annualized dividend yield is 2.18% based on recent market prices.

“We extended our momentum from the first quarter generating solid second quarter earnings, supported by net interest income growth and higher loan production both year-over-year and from the linked quarter,” said Peter J. Johnson, President and CEO. “Deposit balances hit record levels again this quarter, with second round SBA Paycheck Protection Program (PPP) loans and new client relationships contributing to strong quarterly deposit growth of $52.2 million. We continue to monitor our loan portfolio and asset quality metrics very closely, and believe that our reserve levels are sufficient to cover any potential loan losses stemming from the pandemic. As the vaccine rollout continues and COVID-19 restrictions lift in Montana, we remain well positioned for growth during the second half of the year.”

Second Quarter 2021 Highlights (at or for the three-month period ended June 30, 2021, except where noted)

  Net income of $2.7 million, or $0.39 per diluted share, in the second quarter of 2021, compared to $5.7 million, or $0.84 per diluted share, in the second quarter a year ago, and $5.3 million, or $0.78 per diluted share, in the preceding quarter.
  Net interest margin (“NIM”) was 3.81% in the second quarter of 2021, compared to 3.97% in the preceding quarter, and 3.85% in the second quarter a year ago.
  Revenues (net interest income before the provision for loan losses, plus non-interest income) were $22.6 million in the second quarter of 2021, compared to $24.5 million in the preceding quarter and $24.1 million in the second quarter a year ago.
  Purchase discount on loans from the Western Bank of Wolf Point portfolio was $1.2 million at January 1, 2020, of which $499,000 remained as of June 30, 2021.
  Remaining purchase discount on loans from acquisitions prior to 2020 totaled $758,000 as of June 30, 2021.
  The accretion of the loan purchase discount into loan interest income from the Western Bank of Wolf Point, and previous acquisitions was $125,000 in the second quarter of 2021, compared to interest accretion on purchased loans from acquisitions of $189,000 in the preceding quarter.
  The allowance for loan losses represented 135.6% of nonperforming loans at June 30, 2021, compared to 124.6% a year earlier.
  Total loans increased 3.9% to $873.9 million at June 30, 2021, compared to $840.8 million a year earlier and 5.4% compared to $829.3 million in the previous quarter.
  Total deposits increased 19.9% to $1.15 billion at June 30, 2021, from $955.4 million a year ago.
  Eagle remained well capitalized with a tangible common shareholders’ equity ratio of 9.72% at June 30, 2021.
  Paid a quarterly cash dividend of $0.0975 per share on June 4, 2021 to shareholders of record May 14, 2021.

COVID-19 Preparations as of June 30, 2021:

  Industry Exposure: Eagle’s exposure, as a percentage of total loans, to some of the industries with business revenues dramatically impacted by the pandemic includes hotels and lodging (5.69%), health care and social assistance (3.77%), bars and restaurants (2.68%), casinos (0.95%), and nursing homes (0.47%).
  Loan Accommodations: The Bank has offered multiple accommodation options to its clients, including 90-day deferrals, interest only payments, and forbearances. As of June 30, 2021, remaining loan modifications for 28 nonresidential borrowers represented $17.5 million in loans or 2.00% of total loans, compared to 41 borrowers, representing $27.8 million or 3.36% of total loans, three months earlier. Approximately 86.08% of loans originally modified, or 287 borrowers, are now performing according to adapted loan agreements. The Montana Board of Investments (“MBOI”) offered 12-months of interest payment assistance to qualified borrowers. The Bank qualified 32 borrowers for the MBOI program representing $27.3 million in loans, of which $17.4 million is included in modification totals as of June 30, 2021. There are 21 forbearances remaining for residential mortgage loans, of which 19 are sold and serviced as of June 30, 2021. Utilization of credit lines were 80.2% at the end of the second quarter, compared to 81.6% at the end of the previous quarter, which aligns with historical usage rates.
  Small Business Administration (SBA) Paycheck Protection Program (PPP): Eagle began taking loan applications from its small business clients immediately after the program was implemented in April 2020, and as of the close of the program, Eagle had helped 764 of its customers receive $45.7 million in SBA PPP loans. Eagle has processed applications for PPP loan forgiveness for customers, with 682 loans, representing over $39.8 million now paid in full. The remaining 82 PPP loans represent $5.9 million.

  On December 27, 2020, the Consolidated Appropriations Act (“CAA”) was signed into law, providing new COVID-19 stimulus relief, and it included $284 billion allocated for another round of PPP lending. The program offered new PPP loans for companies that did not receive a PPP loan in 2020, and also “second draw” loans targeted at hard-hit businesses that had already spent their initial PPP proceeds. As of June 30, 2021, Eagle had supported 646 borrowers receive $19.5 million in second round PPP funding, with 142 loans, representing $2.8 million now paid in full.
  Loan Loss Provision: Management made the decision that due to the strength of the local economy, in conjunction with loan activity, no loan loss provision was necessary in the second quarter of 2021 when considering the COVID-19 pandemic.
  Deposit Accommodations: The Bank halted deposit fees associated with early withdrawal requests to assist depositors with funding needs.
  Liquidity Changes: Through the quarter ended June 30, 2021, the liquidity level has steadily increased, as a result of PPP loan payoffs and deposit growth.

Recent Events

During the second quarter 2021, the Company completed its modified “Dutch auction” tender offer (the “Tender Offer”) to purchase for cash up to $6,000,000 of shares of its common stock at a price per share not less than $24.00 and not greater than $26.25.

Because the Tender Offer was oversubscribed, shares were accepted from tendering stockholders on a pro rata basis so that the Company had accepted for purchase 250,000 shares of its common stock at a price of $24.00 per share.

The aggregate purchase price for the shares purchased in the Tender Offer was approximately $6,000,000, excluding fees and expenses relating to the Tender Offer. These shares represented approximately 3.7% of the shares outstanding.

Acquisitions

On January 1, 2020, Eagle completed its acquisition of Western Holding Company of Wolf Point, and its wholly owned subsidiary, Western Bank of Wolf Point, in a transaction valued at approximately $15.0 million. In the transaction, Eagle acquired one retail bank branch and approximately $104 million in assets, $87 million in deposits and $43 million in gross loans.

Balance Sheet Results

Eagle’s total assets increased 8.9% to $1.36 billion at June 30, 2021, compared to $1.25 billion a year ago, and increased 3.7% from $1.31 billion three months earlier.

Strong CRE and commercial construction activity more than offset PPP loan forgiveness, causing the loan portfolio to grow approximately 3.9% compared to a year ago and grow approximately 5.4% from the previous quarter.

Eagle originated $302.4 million in new residential mortgages during the quarter and sold $292.1 million in residential mortgages, with an average gross margin on sale of mortgage loans of approximately 3.59%. This production compares to residential mortgage originations of $271.4 million in the preceding quarter with sales of $260.5 million.

Commercial real estate loans increased 14.9% to $368.3 million at June 30, 2021, compared to $320.6 million a year earlier. Agricultural and farmland loans increased 2.8% to $120.7 million at June 30, 2021, compared to $117.4 million a year earlier. Commercial loans decreased 11.7% to $107.9 million, compared to $122.2 million a year ago, reflecting SBA PPP loan forgiveness during the current quarter. Residential mortgage loans decreased 9.4% to $101.4 million, compared to $112.0 million a year earlier. Commercial construction and development loans increased 18.9% to $63.5 million, home equity loans decreased 5.1% to $55.7 million, residential construction loans increased 3.4% to $40.2 million, and consumer loans decreased 6.8% to $18.9 million, compared to a year ago.

Total deposits increased 19.9% to $1.15 billion at June 30, 2021, compared to $955.4 million at June 30, 2020, and increased 4.8% compared to $1.09 billion at March 31, 2021. Federal programs such as the PPP, stimulus checks and increased weekly unemployment benefits have boosted deposit balances. Noninterest-bearing checking accounts represent 30.5%, interest-bearing checking accounts represent 16.9%, savings accounts represent 17.7%, money market accounts comprise 21.2% and time certificates of deposit make up 13.7% of the total deposit portfolio, at June 30, 2021.

Shareholders’ equity increased 7.9% to $152.7 million at June 30, 2021, compared to $141.5 million a year earlier and decreased 2.0% compared to $155.8 million three months earlier. Tangible book value was $19.17 per share, at June 30, 2021, compared to $17.32 per share a year earlier and $19.60 per share three months earlier.

Operating Results

“The continued low interest rate environment, coupled with lower yields on interest earning assets and increased short-term liquidity, continued to put pressure on our NIM during the second quarter. We are encouraged by our strong loan growth in the second quarter and expect to see continued growth in dollar net interest income,” said Johnson. Eagle’s NIM was 3.81% in the second quarter of 2021, compared to 3.97% in the preceding quarter, and 3.85% in the second quarter a year ago. The interest accretion on purchased loans totaled $125,000 and resulted in a four basis-point increase in the NIM during the second quarter, compared to $189,000 and a seven basis-point increase in the NIM during the preceding quarter. The investment securities portfolio increased to $234.0 million at June 30, 2021, compared to $180.3 million at March 31, 2021, and $174.5 million at June 30, 2020. Average yields on earning assets for the second quarter decreased to 4.08% from 4.48% a year ago. For the first six months of 2021, the NIM was 3.89%, compared to 3.95% for the first six months of 2020.

Eagle’s second quarter revenues were $22.6 million, compared to $24.5 million in the preceding quarter and $24.1 million in the second quarter a year ago. The quarterly decrease was primarily the result of lower gain on sale of mortgages.   In the first six months of 2021, revenues increased 9.9% to $47.2 million, compared to $42.9 million in the first six months of 2020.

Net interest income, before the loan loss provision, increased 1.7% to $11.3 million in the second quarter, compared to $11.1 million in the first quarter of 2021, and increased 8.7% compared to $10.4 million in the second quarter of 2020. Year-to-date, net interest income increased 7.5% to $22.5 million, compared to $20.9 million in the same period one year earlier.

Total noninterest income decreased to $11.3 million in the second quarter of 2021, compared to $13.4 million in the preceding quarter, and $13.7 million in the second quarter a year ago. Net mortgage banking totaled $9.9 million in the second quarter of 2021, compared to $11.8 million in the preceding quarter and $11.3 million in the second quarter a year ago. In the first six months of 2021, noninterest income increased 12.3% to $24.7 million, compared to $22.0 million in the first six months of 2020. Net mortgage banking increased 18.6% to $21.7 million in the first six months of 2021, compared to $18.3 million in the first six months of 2020.

Eagle’s second quarter noninterest expenses were $19.0 million, compared to $17.2 million in the preceding quarter and $15.1 million in the second quarter a year ago. In the first six months of 2021, noninterest expense increased to $36.3 million, compared to $28.0 million in the first six months of 2020. The increase for the second quarter and year-to-date is largely attributable to an increase in salary, commissions and employee benefits and processing expenses for PPP loans.

For the second quarter of 2021, the income tax provision totaled $893,000, for an effective tax rate of 25.0%, compared to $1.8 million in the preceding quarter and $2.0 million in the second quarter of 2020.

Credit Quality

The loan loss provision was $22,000 in the second quarter of 2021, compared to $299,000 in the preceding quarter and $1.2 million in the second quarter a year ago. The allowance for loan losses represented 135.6% of nonperforming loans at June 30, 2021, compared to 146.7% three months earlier and 124.6% a year earlier. Local economies continue to rebound and our loan quality has remained strong despite the impact of the COVID-19 pandemic. Nonperforming loans were $8.8 million at June 30, 2021, compared to $8.1 million at March 31, 2021, and $8.4 million a year earlier.

Eagle had $6,000 in other real estate owned (“OREO”) and other repossessed assets on its books at June 30, 2021. This compares to no OREO at March 31, 2021, and $57,000 in OREO at June 30, 2020.

Net loan charge-offs totaled $22,000 in the second quarter of 2021, compared to net loan recoveries of $1,000 in the preceding quarter and net loan recoveries of $23,000 in the second quarter a year ago. The allowance for loan losses was $11.9 million, or 1.36% of total loans, at June 30, 2021, compared to $11.9 million, or 1.43% of total loans, at March 31, 2021, and $10.5 million, or 1.25% of total loans, a year ago.

Capital Management

Eagle Bancorp Montana, Inc. continues to be well capitalized with the ratio of tangible common shareholders’ equity to tangible assets of 9.72% as of June 30, 2021. (Shareholders’ equity, less goodwill and core deposit intangible to tangible assets).

Stock Repurchase

Eagle announced that its Board of Directors has authorized the repurchase of up to 100,000 shares of its common stock, representing approximately 1.5% of outstanding shares. Under the plan, shares may be purchased by the company on the open market or in privately negotiated transactions. The extent to which the company repurchases its shares and the timing of such repurchase will depend upon market conditions and other corporate considerations. The plan expires on July 22, 2022.

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana, and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 23 banking offices. Additional information is available on the Bank’s website at www.opportunitybank.com. The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Forward Looking Statements

This release may contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and may be identified by the use of such words as "believe," “will”’ "expect," "anticipate," "should," "planned," "estimated," and "potential." These forward-looking statements include, but are not limited to statements of our goals, intentions and expectations; statements regarding our business plans, prospects, mergers, growth and operating strategies; statements regarding the current global COVID-19 pandemic, statements regarding the asset quality of our loan and investment portfolios; and estimates of our risks and future costs and benefits. These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. These factors include, but are not limited to, changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements; general economic conditions and political events, either nationally or in our market areas, that are worse than expected; the duration and impact of the COVID-19 pandemic, including but not limited to the efficiency of the vaccine rollout, new variants, steps taken by governmental and other authorities to contain, mitigate and combat the pandemic, adverse effects on our employees, customers and third-party service providers, the increase in cyberattacks in the current work-from-home environment, the ultimate extent of the impacts on our business, financial position, results of operations, liquidity and prospects, continued deterioration in general business and economic conditions could adversely affect our revenues and the values of our assets and liabilities, lead to a tightening of credit and increase stock price volatility, and potential impairment charges; competition among depository and other financial institutions; loan demand or residential and commercial real estate values in Montana; the concentration of our business in Montana; our ability to continue to increase and manage our commercial real estate, commercial business and agricultural loans; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, bank operations, consumer or employee litigation); inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments; adverse changes in the securities markets; other economic, governmental, competitive, regulatory and technological factors that may affect our operations; cyber incidents, or theft or loss of Company or customer data or money; the effect of our recent acquisitions, including the failure to achieve expected revenue growth and/or expense savings, the failure to effectively integrate their operations and the diversion of management time on issues related to the integration. Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. All information set forth in this press release is current as of the date of this release and the company undertakes no duty or obligation to update this information.

Use of Non-GAAP Financial Measures

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States, or GAAP, the Financial Ratios and Other Data contains non-GAAP financial measures. Non-GAAP disclosures include: 1) core efficiency ratio, 2) tangible book value per share, 3) tangible common equity to tangible assets, 4) earnings per diluted share, excluding acquisition costs and 5) return on average assets, excluding acquisition costs. The Company uses these non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. In particular, the use of tangible book value per share and tangible common equity to tangible assets is prevalent among banking regulators, investors and analysts.

The numerator for the core efficiency ratio is calculated by subtracting acquisition costs and intangible asset amortization from noninterest expense. Tangible assets and tangible common shareholders’ equity are calculated by excluding intangible assets from assets and shareholders’ equity, respectively. For these financial measures, our intangible assets consist of goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. We believe that this measure is consistent with the capital treatment by our bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios and present this measure to facilitate the comparison of the quality and composition of our capital over time and in comparison, to our competitors.

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, the non-GAAP financial measure of tangible book value per share should not be considered in isolation or as a substitute for book value per share or total shareholders’ equity determined in accordance with GAAP, and may not be comparable to a similarly titled measure reported by other companies. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

Balance Sheet
(Dollars in thousands, except per share data)	(Unaudited)
	June 30,	March 31,	June 30,
	2021	2021	2020

Assets:
Cash and due from banks	$19,013	$17,199	$12,555
Interest bearing deposits in banks	36,869	87,165	11,028
Federal funds sold	2,790	6,859	29,305
Total cash and cash equivalents	58,672	111,223	52,888
Securities available-for-sale	233,992	180,276	174,526
FHLB stock	1,874	1,977	4,057
FRB stock	2,974	2,974	2,601
Mortgage loans held-for-sale, at fair value	56,826	60,609	57,715
Loans:
Real estate loans:
Residential 1-4 family	101,418	100,948	111,954
Residential 1-4 family construction	40,203	35,558	38,864
Commercial real estate	368,327	329,772	320,634
Commercial construction and development	63,501	66,718	53,388
Farmland	66,070	67,592	58,609
Other loans:
Home equity	55,739	53,270	58,755
Consumer	18,859	19,424	20,231
Commercial	107,850	108,956	122,182
Agricultural	54,632	49,642	58,823
Unearned loan fees	(2,669)	(2,541)	(2,611)
Total loans	873,930	829,339	840,829
Allowance for loan losses	(11,900)	(11,900)	(10,500)
Net loans	862,030	817,439	830,329
Accrued interest and dividends receivable	5,732	5,451	6,075
Mortgage servicing rights, net	12,128	11,320	8,334
Premises and equipment, net	65,627	61,971	52,897
Cash surrender value of life insurance, net	28,084	27,911	26,058
Goodwill	20,798	20,798	20,798
Core deposit intangible, net	2,061	2,202	2,669
Other assets	8,557	7,270	9,487
Total assets	$1,359,355	$1,311,421	$1,248,434

Liabilities:
Deposit accounts:
Noninterest bearing	349,017	331,589	271,259
Interest bearing	796,585	761,815	684,185
Total deposits	1,145,602	1,093,404	955,444
Accrued expenses and other liabilities	21,879	20,513	20,999
FHLB advances and other borrowings	9,300	11,862	90,786
Other long-term debt, net	29,830	29,811	39,676
Total liabilities	1,206,611	1,155,590	1,106,905

Shareholders' Equity:
Preferred stock (par value $0.01 per share; 1,000,000 shares authorized; no shares issued or outstanding)	-	-	-
Common stock (par value $0.01; 20,000,000 shares authorized; 7,110,833 shares issued; 6,776,703, 6,775,447, and 6,817,602 shares outstanding at June 30, 2021, March 31, 2021 and June 30, 2020, respectively)	71	71	71
Additional paid-in capital	80,820	77,744	77,506
Unallocated common stock held by Employee Stock Ownership Plan	(6,061)	(103)	(227)
Treasury stock, at cost (334,130, 335,386 and 293,231 shares at June 30, 2021, March 31, 2021 and June 30, 2020, respectively)	(7,631)	(4,423)	(3,664)
Retained earnings	80,607	78,586	63,757
Accumulated other comprehensive income, net of tax	4,938	3,956	4,086
Total shareholders' equity	152,744	155,831	141,529
Total liabilities and shareholders' equity	$1,359,355	$1,311,421	$1,248,434

Income Statement	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
Interest and dividend income:
Interest and fees on loans	$11,012	$11,029	$11,060	$22,041	$22,492
Securities available-for-sale	1,018	877	952	1,895	1,979
FRB and FHLB dividends	63	69	95	132	189
Other interest income	32	26	26	58	104
Total interest and dividend income	12,125	12,001	12,133	24,126	24,764
Interest expense:
Interest expense on deposits	366	402	945	768	2,284
FHLB advances and other borrowings	45	70	342	115	805
Other long-term debt	389	390	423	779	775
Total interest expense	800	862	1,710	1,662	3,864
Net interest income	11,325	11,139	10,423	22,464	20,900
Loan loss provision	22	299	1,227	321	1,897
Net interest income after loan loss provision	11,303	10,840	9,196	22,143	19,003

Noninterest income:
Service charges on deposit accounts	293	273	216	566	532
Mortgage banking, net	9,932	11,763	11,278	21,695	18,291
Interchange and ATM fees	494	425	379	919	716
Appreciation in cash surrender value of life insurance	173	158	160	331	320
Net gain on sale of available-for-sale securities	-	-	1,068	-	1,068
Other noninterest income	416	774	597	1,190	1,075
Total noninterest income	11,308	13,393	13,698	24,701	22,002

Noninterest expense:
Salaries and employee benefits	12,745	12,086	9,267	24,831	16,949
Occupancy and equipment expense	1,651	1,430	1,188	3,081	2,397
Data processing	1,198	1,297	1,089	2,495	2,339
Advertising	251	273	167	524	416
Amortization	143	144	166	287	330
Loan costs	750	722	398	1,472	645
FDIC insurance premiums	81	81	3	162	72
Postage	114	95	86	209	184
Professional and examination fees	328	282	407	610	692
Acquisition costs	-	-	29	-	157
Other noninterest expense	1,776	803	2,333	2,579	3,800
Total noninterest expense	19,037	17,213	15,133	36,250	27,981

Income before provision for income taxes	3,574	7,020	7,761	10,594	13,024
Provision for Income taxes	893	1,755	2,026	2,648	3,362
Net income	$2,681	$5,265	$5,735	$7,946	$9,662

Basic earnings per share	$0.40	$0.78	$0.84	$1.17	$1.42
Diluted earnings per share	$0.39	$0.78	$0.84	$1.17	$1.41

Basic weighted average shares outstanding	6,775,557	6,775,447	6,818,494	6,775,503	6,818,688

Diluted weighted average shares outstanding	6,794,900	6,788,679	6,855,856	6,791,885	6,853,065

ADDITIONAL FINANCIAL INFORMATION		(Unaudited)
(Dollars in thousands, except per share data)	Three or Six Months Ended
	June 30,	March 31,	June 30,
	2021	2021	2020

Mortgage Banking Activity (For the quarter):
Net gain on sale of mortgage loans	$10,481	$14,277	$7,920
Net change in fair value of loans held-for-sale and derivatives	(513)	(2,456)	3,703
Mortgage servicing income, net	(36)	(58)	(345)
Mortgage banking, net	$9,932	$11,763	$11,278

Mortgage Banking Activity (Year-to-date):
Net gain on sale of mortgage loans	$24,758	$14,277	$13,331
Net change in fair value of loans held-for-sale and derivatives	(2,969)	(2,456)	5,077
Mortgage servicing income, net	(94)	(58)	(117)
Mortgage banking, net	$21,695	$11,763	$18,291

Performance Ratios (For the quarter):
Return on average assets	0.80%	1.65%	1.89%
Return on average equity	6.84%	13.50%	16.66%
Net interest margin	3.81%	3.97%	3.85%
Core efficiency ratio*	83.48%	69.58%	61.93%

Performance Ratios (Year-to-date):
Return on average assets	1.22%	1.65%	1.63%
Return on average equity	10.16%	13.50%	14.31%
Net interest margin	3.89%	3.97%	3.95%
Core efficiency ratio*	76.25%	69.58%	64.09%

Asset Quality Ratios and Data:	As of or for the Three Months Ended
	June 30,	March 31,	June 30,
	2021	2021	2020

Nonaccrual loans	$5,467	$5,657	$5,632
Loans 90 days past due and still accruing	1,509	611	666
Restructured loans, net	1,803	1,843	2,132
Total nonperforming loans	8,779	8,111	8,430
Other real estate owned and other repossessed assets	6	-	57
Total nonperforming assets	$8,785	$8,111	$8,487

Nonperforming loans / portfolio loans	1.00%	0.98%	1.00%
Nonperforming assets / assets	0.65%	0.62%	0.68%
Allowance for loan losses / portfolio loans	1.36%	1.43%	1.25%
Allowance / nonperforming loans	135.55%	146.71%	124.56%
Gross loan charge-offs for the quarter	$33	$18	$11
Gross loan recoveries for the quarter	$11	$19	$34
Net loan charge-offs (recoveries) for the quarter	$22	$(1)	$(23)

		(Unaudited)
	June 30,	March 31,	June 30,
	2021	2021	2020
Capital Data (At quarter end):
Tangible book value per share**	$19.17	$19.60	$17.32
Shares outstanding	6,776,703	6,775,447	6,817,602
Tangible common equity to tangible assets***	9.72%	10.31%	9.64%

Other Information:
Average total assets for the quarter	$1,337,040	$1,276,965	$1,214,876
Average total assets year-to-date	$1,307,003	$1,276,965	$1,183,120
Average earning assets for the quarter	$1,192,513	$1,138,032	$1,086,301
Average earning assets year-to-date	$1,165,273	$1,138,032	$1,061,488
Average loans for the quarter ****	$899,644	$890,042	$867,374
Average loans year-to-date ****	$894,843	$890,042	$853,900
Average equity for the quarter	$156,800	$155,971	$137,693
Average equity year-to-date	$156,386	$155,971	$135,017
Average deposits for the quarter	$1,120,826	$1,054,782	$931,656
Average deposits year-to-date	$1,087,804	$1,054,782	$911,042

* The core efficiency ratio is a non-GAAP ratio that is calculated by dividing non-interest expense, exclusive of acquisition costs and intangible asset amortization, by the sum of net interest income and non-interest income.
** The tangible book value per share is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by common shares outstanding.
*** The tangible common equity to tangible assets is a non-GAAP ratio that is calculated by dividing shareholders' equity, less goodwill and core deposit intangible, by total assets, less goodwill and core deposit intangible.
**** Includes loans held for sale

Reconciliation of Non-GAAP Financial Measures

Core Efficiency Ratio	(Unaudited)			(Unaudited)
(Dollars in thousands)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020
Calculation of Core Efficiency Ratio:
Noninterest expense	$19,037	$17,213	$15,133	$36,250	$27,981
Acquisition costs	-	-	(29)	-	(157)
Intangible asset amortization	(143)	(144)	(166)	(287)	(330)
Core efficiency ratio numerator	18,894	17,069	14,938	35,963	27,494

Net interest income	11,325	11,139	10,423	22,464	20,900
Noninterest income	11,308	13,393	13,698	24,701	22,002
Core efficiency ratio denominator	22,633	24,532	24,121	47,165	42,902

Core efficiency ratio (non-GAAP)	83.48%	69.58%	61.93%	76.25%	64.09%

Tangible Book Value and Tangible Assets	(Unaudited)
(Dollars in thousands, except per share data)	June 30,	March 31,	June 30,
	2021	2021	2020
Tangible Book Value:
Shareholders' equity	$152,744	$155,831	$141,529
Goodwill and core deposit intangible, net	(22,859)	(23,000)	(23,467)
Tangible common shareholders' equity (non-GAAP)	$129,885	$132,831	$118,062

Common shares outstanding at end of period	6,776,703	6,775,447	6,817,602

Common shareholders' equity (book value) per share (GAAP)	$22.54	$23.00	$20.76

Tangible common shareholders' equity (tangible book value) per share (non-GAAP)	$19.17	$19.60	$17.32

Tangible Assets:
Total assets	$1,359,355	$1,311,421	$1,248,434
Goodwill and core deposit intangible, net	(22,859)	(23,000)	(23,467)
Tangible assets (non-GAAP)	$1,336,496	$1,288,421	$1,224,967

Tangible common shareholders' equity to tangible assets (non-GAAP)	9.72%	10.31%	9.64%

Earnings Per Diluted Share, Excluding Acquisition Costs	(Unaudited)			(Unaudited)
(Dollars in thousands, except per share data)	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2021	2021	2020	2021	2020

Net interest income after loan loss provision	$11,303	$10,840	$9,196	$22,143	$19,003
Noninterest income	11,308	13,393	13,698	24,701	22,002

Noninterest expense	19,037	17,213	15,133	36,250	27,981
Acquisition costs	-	-	(29)	-	(157)
Noninterest expense, excluding acquisition costs (non-GAAP)	19,037	17,213	15,104	36,250	27,824

Income before income taxes	3,574	7,020	7,790	10,594	13,181
Provision for income taxes, excluding acquisition costs related taxes (non-GAAP)	893	1,755	2,034	2,648	3,403
Net Income, excluding acquisition costs (non-GAAP)	$2,681	$5,265	$5,756	$7,946	$9,778

Diluted earnings per share (GAAP)	$0.39	$0.78	$0.84	$1.17	$1.41
Diluted earnings per share, excluding acquisition costs (non-GAAP)	$0.39	$0.78	$0.84	$1.17	$1.43

Return on Average Assets, Excluding Acquisition Costs	(Unaudited)
(Dollars in thousands)	June 30,	March 31,	June 30,
	2021	2021	2020
For the quarter:
Net income, excluding acquisition costs (non-GAAP)*	$2,681	$5,265	$5,756
Average total assets quarter-to-date	$1,337,040	$1,276,965	$1,214,876
Return on average assets, excluding acquisition costs (non-GAAP)	0.80%	1.65%	1.90%

Year-to-date:
Net income, excluding acquisition costs (non-GAAP)*	$7,946	$5,265	$9,778
Average total assets year-to-date	$1,307,003	$1,276,965	$1,183,120
Return on average assets, excluding acquisition costs (non-GAAP)	1.22%	1.65%	1.65%

* See Earnings Per Diluted Share, Excluding Acquisition Costs table for GAAP to non-GAAP reconciliation.

Contacts:	Peter J. Johnson, President and CEO (406) 457-4006 Laura F. Clark, EVP and CFO (406) 457-4007